Exhibit 10.36

The Greenbrier Companies, Inc.

EXECUTIVE OFFICER SEVERANCE POLICY

The Greenbrier Companies, Inc. (the “Company”), has adopted this Executive Officer Severance Policy (the “Policy”) for the benefit of Participants on the terms and conditions hereinafter stated. The Policy, as set forth herein, is intended to provide severance protections for executive officers in connection with Qualifying Terminations of employment.

1.
Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1
“Administrator” shall have the meaning set forth in Section 3 hereof.

1.2
“Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company. Any reference to the Company shall include, where applicable, any Affiliate.

1.3
“Base Salary” means Participant’s annual base salary in effect at the time of a Qualifying Termination, disregarding any reduction which gives rise to Good Reason.

1.4
“Board” means the Board of Directors of the Company.

1.5
“Cause” means (a) the willful and continued failure to perform substantially Participant’s duties with the Company, other than such failure (i) resulting from Participants’ disability or incapacity due to bodily injury or physical or mental illness; or (ii) for which a demand for substantial performance is delivered to Participant which specifically identifies the manner in which Participant has not substantially performed Participant’s duties and provides a 30-day period during which time Participant may take corrective actions, which period of time has not yet expired; or (b) the conviction of Participant (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Participant’s ability to perform substantially Participant’s duties for the Company.
1.6
“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.7
“Company” shall have the meaning set forth in the preamble hereof.

1.8
“Date of Termination” means the effective date of the termination of Participant’s employment.

1.9
“Good Reason” means the occurrence of any one or more of the following events without Participant’s prior consent, unless the Company or any of its Affiliates corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction, as determined by the Company in its sole discretion) as provided below:

(a)
a material change in Participant’s status, positions, duties or responsibility as an employee of the Company which may reasonably be considered to be an adverse change (other than, for the avoidance of doubt, in connection with the termination of Participant’s employment for Cause or due to disability or death, or resulting from Participant’s decision for any reason other than for Good Reason);

Exhibit 10.36

(b)
a reduction by the Company of Participant’s Base Salary exceeding 5 percent of Participant’s prior year’s Base Salary (or an adverse change in the form or timing of the payment thereof);

(c)
a reduction by the Company of Participant’s annual bonus exceeding 20 percent of Participant’s prior year’s annual bonus (unless such reduction relates to the amount of annual bonus payable to Participant for the achievement of specified performance goals or to the attainment of profitability levels of the Company or certain of its Affiliates, and the non-achievement of such goals and/or the non-attainment of profitability levels of the Company or certain of its Affiliates is the reason for the reduction in Participant’s annual bonus compared to the prior year’s bonus); or

(d)
for a Participant who is not working remotely, the Company requiring Participant to be based at any office more than 35 miles from where Participant’s office is located.

Notwithstanding the foregoing, Participant shall not be deemed to have resigned for Good Reason unless (1) Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Participant to constitute Good Reason within 90 calendar days after the date of the occurrence of any event that Participant knows or should reasonably have known to constitute Good Reason, (2) the Company or its Affiliates fail to cure such acts or omissions within 30 calendar days following receipt of such notice, and (3) the effective date of Participant’s termination for Good Reason occurs no later than 60 calendar days after the expiration of the Company’s or its Affiliates’ cure period.

1.10
“Participant” means an individual designated by the Board as an “executive officer” for purposes of Item 401(b) of Regulation S-K and as an “officer” for purposes of Section 16 of the Securities Exchange Act.

1.11
“Policy” shall have the meaning set forth in the preamble hereof.

1.12
“Qualifying Termination” means the termination of Participant’s employment by (i) the Company or any successor thereto without Cause or (ii) Participant for Good Reason. A Qualifying Termination shall not include a termination due to Participant’s death or disability.

1.13
“Release” shall have the meaning set forth in Section 4.3 hereof.

1.14
“Section 409A” shall have the meaning set forth in Section 6.1 hereof.

1.15
“Section 457A” shall have the meaning set forth in Section 6.1 hereof.

1.16
“Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 of the Policy.

2.
Effectiveness of the Policy; Notification. The Policy is effective on July 2, 2024. The Administrator shall notify each Participant of such Participant’s participation in the Policy as soon as reasonably practicable after such selection.

3.
Administration. Subject to Section 11.3 hereof, the Policy shall be interpreted, administered and operated by the Compensation Committee of the Board (the “Administrator”), which shall have complete authority, subject to the express provisions of the Policy, to interpret the Policy, to prescribe, amend and rescind rules and regulations relating to the Policy, and to make all other determinations necessary or advisable for the administration of the Policy. All decisions, interpretations and other actions of the Administrator (including with respect to whether a Qualifying Termination has occurred) shall be

Exhibit 10.36

final, conclusive and binding on all parties who have an interest in the Policy. Unless otherwise determined by the Compensation Committee of the Board, the Company’s Chief Legal Officer and Chief Human Resources Officer shall jointly carry out the ministerial functions under the Policy.

4.
Severance Benefits.

4.1
Eligibility. Each Participant who experiences a Qualifying Termination is eligible to receive Severance Benefits under the Policy; provided, however, that in no event shall a Participant be entitled to Severance Benefits to the extent the Qualifying Termination gives rise to severance benefits, if any, under the Change of Control Agreement between Participant and the Company.

4.2
Qualifying Termination Payment. In the event that a Participant experiences a Qualifying Termination, then, subject to Participant’s execution and, to the extent applicable, non-revocation of a Release in accordance with Section 4.3 hereof, and subject to any additional requirements specified in the Policy, Participant shall be entitled to the following Severance Benefits, in addition to any accrued Base Salary and benefits:

(a)
Base Salary Severance. Participant shall be entitled to an amount in cash equal to a specified number of months of Base Salary as set forth on Exhibit A. Subject to Section 6.2 hereof, such Base Salary shall be paid (without interest thereon) in substantially equal installments over the number of months, as set forth on Exhibit A, on the Company’s regularly scheduled payroll dates beginning with the Company’s first payroll date following the effectiveness of the Release.

(b)
Annual Bonus Severance. Participant shall remain eligible to receive an annual bonus corresponding to the fiscal year of such Qualifying Termination, and shall be paid such annual bonus based on actual achievement of the relevant performance goals as and when such annual bonus is regularly paid by the Company, prorated based on Base Salary earned from the Company, for the fiscal year of the Date of Termination, up to and including the Date of Termination.

(c)
Equity Awards. Outstanding equity-based or other long-term incentive awards granted by the Company to a Participant will be treated per the terms of the respective award agreement.

(d)
Continued and Other Benefits. Participant shall be entitled to an amount in cash equal to a specified number of months of health benefit premiums as set forth on Exhibit A. The health benefit premiums will be based on Participant’s Company health benefit elections in effect immediately preceding the Date of Termination. Such payment shall be paid in substantially equal installments over the number of months as set forth on Exhibit A, on the Company’s regularly scheduled payroll dates beginning with the Company’s first payroll date following the effectiveness of the Release. The Company shall also provide outplacement and career continuation services by a firm to be selected by the Company not to exceed $12,000 in the aggregate.

4.3
Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Policy unless he or she executes a general release of claims, containing restrictive covenants, and in the form provided by the Company (the “Release”), within 21 calendar days (or 45 calendar days if necessary to comply with applicable law, as determined by the Administrator in its discretion) after the Date of Termination and, if he or she is entitled

Exhibit 10.36

to a seven calendar day post-signing revocation period under applicable law, does not revoke such Release during such seven calendar day period.

5.
Limitations. Notwithstanding any provision of the Policy to the contrary, if a Participant’s status as an employee of the Company or its Affiliates is terminated for any reason other than due to a Qualifying Termination, Participant shall not be entitled to receive any Severance Benefits under the Policy, and the Company and its Affiliates shall not have any obligation to such Participant under the Policy.

6.
Sections 409A and 457A.

6.1
General. To the extent applicable, the Policy shall be interpreted and applied consistent and in accordance with Code Section 409A and Code Section 457A, together with the Department of Treasury regulations and other interpretive guidance issued thereunder, (in each case, taken together with such regulations and guidance, “Section 409A” and “Section 457A”). Notwithstanding any provision of the Policy to the contrary, to the extent that the Administrator determines that any payments or benefits under the Policy may not be either compliant with or exempt from Section 409A and/or Section 457A (or any similar statute(s)), the Administrator may, in its sole discretion, adopt such amendments to the Policy or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Policy from Section 409A and/or Section 457A (and any similar statute(s)) and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A and/or Section 457A (and any similar statute(s)); provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company or its Affiliates have any liability for failing to do so.

6.2
Potential Six-Month Delay. Notwithstanding anything to the contrary in the Policy, no amounts shall be paid to any Participant under the Policy during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Policy would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in adverse tax consequences and/or penalties, including as a result of Participant’s death), Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Participant during such six-month period without interest thereon.

6.3
Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Policy providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4
Installments. For purposes of applying the provisions of Section 409A to the Policy, each separately identified amount to which a Participant is entitled under the Policy shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Policy shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment

Exhibit 10.36

as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Policy specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.
No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Policy and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

8.
Successors.

8.1
Company Successors. The Policy shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Policy.

8.2
Participant Successors. The Policy shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Policy to the executors, personal representatives or administrators of such Participant’s estate.

9.
Notices. All communications relating to matters arising under the Policy shall be in writing and shall be deemed to have been duly given when hand-delivered, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as Participant may have furnished in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

10.
Covenants.

10.1
Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under the Policy is conditioned upon and subject to Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, invention assignment, non-competition, non-solicitation, non-disparagement) contained in any other written agreement between Participant and the Company or any of its Affiliates, as in effect on the date of Participant’s Qualifying Termination, in addition to the Release.

10.2
Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Policy is conditioned upon Participant’s return to the Company of all Company and its Affiliates’ documents (and all copies thereof) and other property of the Company and its Affiliates (in each case, whether physical, electronic or otherwise) in Participant’s possession or control.

10.3
Cooperation. A Participant’s right to receive and/or retain the Severance Benefits payable under the Policy upon a Qualifying Termination of Participant’s employment by the Company, or any successor thereto, without Cause is conditioned on Participants’ cooperation with reasonable requests from the Company to transition Participant’s duties through the Date of Termination.

Exhibit 10.36

11.
Miscellaneous.

11.1
Entire Agreement; Relation to Other Agreements. The Policy contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Affiliate, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Policy is not intended to duplicate any other severance benefits payable to a Participant by the Company or any of its Affiliates (other than any statutory severance or termination pay required by applicable law). By participating in the Policy and accepting the Severance Benefits hereunder, Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any Affiliate, on the other hand, with respect to the subject matter hereof (other than the Change of Control Agreement referenced above or any statutory severance or termination pay) is hereby revoked and ineffective with respect to Participant.

11.2
No Right to Continued Service. Nothing contained in the Policy shall (a) confer upon any Participant any right to continue as an employee of the Company or any Affiliate, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company or any of its Affiliates to terminate a service relationship with any Participant, with or without Cause.

11.3
Termination and Amendment of Policy. The Policy may be amended, modified, suspended or terminated at the discretion of the Administrator. If any such amendment, modification, suspension or termination would be materially adverse to a Participant, as determined by the Administrator in its discretion, such amendment, modification, suspension or termination shall not become effective until the 12-month anniversary following notice thereof to such Participant, subject to applicable law. No amendment, modification, suspension or termination of the Policy in accordance with its terms shall give rise to or otherwise constitute the basis for a resignation by a Participant for Good Reason or term of similar import. Notwithstanding anything to the contrary in the Policy, the Administrator may increase or decrease, in the Administrator’s discretion, a Participant’s level of participation and level of benefits under the Policy in connection with the promotion or diminution of such Participant’s position, duties, responsibilities or authorities.

11.4
Survival. Section 10 (Covenants) hereof shall survive the termination or expiration of the Policy and shall continue in effect.

11.5
Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Policy may be paid or provided by the Company or any Affiliate employer, as applicable.

11.6
Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Policy.

11.7
Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Policy shall be liable for, or subject to, any obligation or liability

Exhibit 10.36

of such Participant. When a payment is due under the Policy to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
11.8
Applicable Law. The Policy is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such. The Policy shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Oregon (without regard to conflict of law principles that would result in the application of any law other than the law of the State of Oregon).

11.9
Validity. The invalidity or unenforceability of any provision of the Policy shall not affect the validity or enforceability of any other provision of the Policy, which shall remain in full force and effect.

11.10
Captions. The captions contained in the Policy are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Policy’s provisions.

11.11
Expenses. The expenses of administering the Policy shall be borne by the Company or its successor, as applicable.

11.12
Unfunded Policy. The Policy shall be maintained in a manner to be considered “unfunded” for purposes of applicable laws. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Policy, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Policy, nor shall such person have any right to receive any payment under the Policy except as and to the extent expressly provided in the Policy. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

11.13
Clawback Policy. Notwithstanding anything to the contrary, all Severance Benefits shall be subject to any applicable clawback or similar policy implemented by the Company.

* * * * *

I hereby certify that the foregoing Policy was duly adopted by the Board of The Greenbrier Companies, Inc. on _____________, 2024.

Signature: _________________________________

Name:

Title:

EXHIBIT A

	CEO	Group 1	Group 2
Base Salary Months	24	18	12
Cash Equivalent of Monthly Health Benefit Premiums	24	18	12

Group 1 Participants - Executive officers who hold the title of:

1.
Business Unit President;
2.
Chief Financial Officer (CFO); or
3.
Chief Operations Officer (COO)

Group 2 Participants:

1.
All other executive officers

Exh. A-1